Exhibit 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Molly Rabinovitz
WeissComm Partners
(312) 646-6294
mrabinovitz@wcpglobal.com
IDM Pharma Reports 2008 Financial Results
Irvine, Calif. — March 31, 2009 — IDM Pharma, Inc. (NASDAQ: IDMI) today reported financial results for the fourth quarter and full year ended December 31, 2008. Financial information presented represents the consolidated results of IDM Pharma, Inc. and its subsidiary, IDM Pharma S.A.
Total revenues in the quarter ended December 31, 2008 were $0.3 million, and net loss was $1.8 million or $0.07 per share for the quarter. Total revenues for the year ended December 31, 2008 were $3.1 million, and net loss was $18.6 million or $0.74 per share for the year. Cash and cash equivalents were $12.8 million as of December 31, 2008 compared to $18.4 million on September 30, 2008 and $28.4 million on December 31, 2007. In order to focus on those areas we believe can provide the most near term value to our stockholders and to ensure we have adequate cash to complete our review of strategic options for the Company, we are concentrating our near-term efforts on certain MEPACT pre-launch commercial activities in Europe and the review of such strategic options, including merger or acquisition opportunities, which may involve a change in control of our company. Consequently, we have placed the U.S. mifamurtide NDA amendment submission on hold until we complete our strategic review, which will allow us to operate into the third quarter of 2009. We have engaged JMP Securities, an investment bank, to advise us in exploring alternatives available to us with respect to a possible merger or acquisition transaction.
“2008 was a significant year for the Company with December’s recommendation for approval of MEPACT for the treatment of osteosarcoma in Europe and the formal approval of the centralized marketing authorization following in early March of 2009,” said Timothy P. Walbert, president and chief executive officer, IDM Pharma. “With the approval of MEPACT in Europe, many young patients and their families have a new treatment option for this devastating disease for the first time in nearly 20 years. We wish to thank the many patients, their families, patient advocates, clinicians and the European regulators who were instrumental in the approval of MEPACT. As we complete our evaluation of the strategic options available to the Company, we continue to believe that the survival benefit of MEPACT warrants U.S. regulatory approval as well and that it should ultimately be made available to patients.”

Details of Financial Results
Total revenues in the quarter ended December 31, 2008 were $0.3 million compared to total revenues of $5.6 million for the quarter ended December 31, 2007. Total revenues were $3.1 million for the year ended December 31, 2008, compared to total revenues of $14.6 million for the year ended December 31, 2007. Revenues in both the year ended December 31, 2008 and 2007 were primarily in connection with the Company’s collaboration agreement with sanofi-aventis. As a result of sanofi-aventis’ decision to terminate its participation in the UVIDEM development program in December 2007, we will not receive further payments or revenues from sanofi-aventis related to UVIDEM.
Research and development (R&D) expenses in the quarter ended December 31, 2008 decreased to $1.0 million from $5.2 million in the prior year period. For the year ended December 31, 2008, R&D expenses decreased to $11.2 million from $22.3 million in 2007. The decreased R&D spending during the periods was related to a reduction in spending on MEPACT (mifamurtide) and UVIDEM development, as well as reductions associated with lower headcount and closing of our Paris, France office.
Selling and marketing and general and administrative (SG&A) expenses were $3.0 million for the quarter ended December 31, 2008 compared with $2.9 million in the prior year period. SG&A expenses decreased to $10.1 million for the year ended December 31, 2008 from $12.6 million for the year ended December 31, 2007. The higher expenses for the full year 2007 included $0.5 million in fees to an investment advisor in relation to the $12.9 million private equity financing completed in February 2007, $0.8 million associated with cash severance benefits for our former chief executive officer and $0.9 million in higher spending for finance-related consultants, offset by $0.3 million in accrued restoration costs for our Irvine, California facility. Expenses for the 2008 period were also lower due to $0.5 million in savings from the closing of our Paris, France office.
Restructuring expenses were $3.5 million for the year ended December 31, 2008, which was for the closing of our Paris, France office following notification of sanofi-aventis’ decision in December 2007 to terminate its participation in the UVIDEM development program. The $3.5 million includes $3.2 million of severance benefits and $0.6 million of shutdown costs, offset by $0.3 million of proceeds from the sale of fixed assets.
Interest income decreased to $0.1 million for the three months ended December 31, 2008 from $0.4 million in the prior year period. Interest income decreased to $0.7 million for the year ended December 31, 2008 from $1.1 million in 2007. Higher interest income in 2007 was primarily the result of higher cash investment balances due to the February and June 2007 financings.
Interest expense related to warrants for the quarter ended December 31, 2008 was a negative expense of $1.6 million compared with a negative expense of $1.1 million in the quarter ended December 31, 2007. Interest expense for the year ended December 31, 2008 was $3.1 million compared to a negative expense of $3.9 million for the year ended December 31, 2007. The interest expense in both the quarter and year ended periods were to record the change in the fair value of warrants issued in February and June 2007.
The foreign exchange gain, which results from changes in the value of the dollar versus the Euro on the dollar denominated inter-company loan between the Company’s subsidiaries, was $0.1 million in the fourth quarter of 2008, compared to a foreign exchange loss of $0.4 million in the fourth quarter of 2007. This foreign exchange loss was $0.1 million in the year ended December 31, 2008, compared to $1.7 million in the year ended December 31, 2007.
Net loss for the fourth quarter of 2008 was $1.9 million, or $0.07 per basic and diluted share, compared to a net loss of $2.7 million, or $0.11 per share in the corresponding period in 2007. Net loss for the year ended December 31, 2008 was $18.6 million, or $0.74 per basic and diluted loss per share compared to a net loss of $18.4 million, or $0.87 per share in the year ended December 31, 2007.

About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
For more information about the company and its products, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the Company’s ability to deliver near-term value to its stockholders, completion of pre-launch activities and marketing of MEPACT in the EU, the timeframe in which the Company’s cash will be sufficient to meet planned operations and whether the Company has adequate cash to complete its review of strategic options, the Company’s belief that the data from the mifamurtide Phase 3 study warrants regulatory approval of mifamurtide from an overall clinical benefit/risk standpoint in the United States, whether MEPACT will ultimately become available for patient treatment in the EU and the Company’s plans to evaluate strategic alternatives and/or raise additional capital. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, whether the Company elects to secure sales and marketing infrastructure for MEPACT in the EU, the timing of filing an amended NDA with the FDA, the possibility that additional data from the Phase 3 clinical trial of mifamurtide and other information in any amendment to the NDA for mifamurtide submitted by the Company may not provide adequate support for regulatory approval of mifamurtide in the U.S. within the timeframe expected by the Company, if at all, whether the Company will be able to complete any potential strategic transaction on terms acceptable to the Company’s stockholders, how the volatile economic environment will affect the Company’s efforts to complete a strategic transaction or raise additional capital, and whether the cash resources of the Company will be sufficient to fund operations as planned. These and other risks affecting the Company and its drug development programs, intellectual property rights, personnel and business are more fully discussed in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

IDM PHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Revenues:
Related party revenue	$—	$5,252,000	$2,401,000	$14,246,000
Research grants and contract revenue	(44,000)	—	400,000	55,000
License fees, milestones and other revenues	334,000	299,000	346,000	329,000

Total revenues	290,000	5,551,000	3,147,000	14,630,000

Costs and expenses:
Research and development	962,000	5,212,000	11,161,000	22,339,000
Selling and marketing	654,000	576,000	1,099,000	1,024,000
General and administrative	2,394,000	2,319,000	8,987,000	11,535,000
Restructuring	(260,000)	1,092,000	3,472,000	1,092,000
Contract settlement income from related party	—	—	(5,652,000)	—

Total costs and expenses	3,750,000	9,199,000	19,067,000	35,990,000

Loss from operations	(3,460,000)	(3,648,000)	(15,920,000)	(21,360,000)

Interest income	98,000	360,000	722,000	1,118,000
Interest expense related to warrants	1,566,000	1,053,000	(3,072,000)	3,878,000
Other expenses, net	4,000	23,000	4,000	—
Foreign exchange gain (loss)	86,000	(381,000)	(95,000)	(1,680,000)

Loss before income tax	(1,706,000)	(2,593,000)	(18,361,000)	(18,044,000)
Income tax expense	(151,000)	(89,000)	(245,000)	(306,000)

Net loss	$(1,857,000)	$(2,682,000)	$(18,606,000)	$(18,350,000)

Weighted average number of shares outstanding	25,451,015	25,146,206	25,265,558	21,075,738

Basic and diluted loss per share	$(0.07)	$(0.11)	$(0.74)	$(0.87)

Comprehensive loss:
Net loss	$(1,857,000)	$(2,682,000)	$(18,606,000)	$(18,350,000)
Other comprehensive (loss) gain	(99,000)	1,094,000	(617,000)	2,041,000

	$(1,956,000)	$(1,588,000)	$(19,223,000)	$(16,309,000)

IDM PHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$12,752,000	$28,382,000
Other current assets	755,000	4,786,000

Total current assets	13,507,000	33,168,000

Property and equipment, net	242,000	513,000
Patents, trademarks and other licenses, net	2,642,000	2,734,000
Goodwill	2,812,000	2,812,000
Other long-term assets	473,000	832,000

Total Assets	$19,676,000	$40,059,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Common stock warrants	$3,522,000	$450,000
Other current liabilities	5,794,000	11,712,000
Other liabilities	1,211,000	1,874,000
Stockholders’ equity	9,149,000	26,023,000

Total liabilities and stockholders’ equity	$19,676,000	$40,059,000